10F-3 Report
CGCM Core Fixed Income Investments
	9/1/2014		through	2/28/2015

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
B.C. Unlimited Liability Company	Western Asset Management Company	9/24/2014	Wells Fargo Securities LLC	2,250,000,000	130,000.00	100.000
Verizon Communications, Inc.	Metropolitan West Asset Management LLC	10/22/2014	Wells Fargo Investments	1,500,000,000	900,000.00	99.690
General Motors, Co.	Metropolitan West Asset Management LLC	11/4/2014	Bank of America Securities	1,250,000,000	455,000.00	99.266
Noble Energy, Inc.	Metropolitan West Asset Management LLC	11/4/2014	Bank of America Securities	650,000,000	160,000.00	99.695
Walgreens	Metropolitan West Asset Management LLC	11/6/2014	Bank of America Securities	750,000,000	900,000.00	100.000
Boardwalk Pipelines, LP	Metropolitan West Asset Management LLC	11/19/2014	JP Morgan Chase	350,000,000	600,000.00	98.820
Amazon.com, Inc.	Western Asset Management Company	12/2/2014	Banc of America Securities LLC	1,500,000,000	440,000.00	98.236
Altice S.A.	Western Asset Management Company	1/30/2015	Goldman Sachs Group, Inc.	2,060,000,000	200,000.00	100.000
Federal Home Loan Bank	Western Asset Management Company	2/26/2015	Loop Capital Markets, LLC	3,000,000,000	290,000.00	99.950